Exhibit 5                                        Attorneys at Law
                                                       Suite 2800
KILPATRICK STOCKTON LLP                     1100 Peachtree Street
                                     Atlanta, Georgia  30309-4530
                                          Telephone: 404.815.6500
                                          Facsimile: 404.815.6555



          January 7, 1998



Pameco Corporation
1000 Center Place
Norcross, Georgia 30093

     Re:  Form S-8 Registration Statement

Gentlemen:

     We have acted as counsel for Pameco Corporation, a Georgia corporation (the "Company"), in the preparation of the Form S-8 Registration Statement relating to the Company's 1997 Employee Stock Purchase Plan and the proposed offer and sale of up to 500,000 shares of the Company's Class A Common Stock, par value $.01 per share (the "Common Stock"), pursuant thereto.

     In such capacity, we have examined certificates of public officials and originals or copies of such corporate records, documents, and other instruments relating to the authorization of the Plan and the authorization and issuance of the shares of Common Stock pursuant to options granted thereunder as we have deemed relevant under the circumstances.

     Based on and subject to the foregoing, it is our opinion that the Plan and the proposed offer and sale thereunder of up to 500,000 shares of Common Stock have been duly authorized by the Board of Directors of the Company, and that the shares, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to said Registration Statement.

                         Sincerely,

                         KILPATRICK STOCKTON LLP



                         By: /s/ James Steinberg
                               James Steinberg, a partner